Exhibit 99.1

Yunhong International Announces Pricing of Upsized $60 Million Initial Public Offering

NEW YORK, February 13, 2020 /ACCESSWIRE/ -- Yunhong International (NASDAQ: ZGYHU, the "Company") announced today that it has priced its upsized initial public offering of 6,000,000 units at $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market ("NASDAQ") and trade under the ticker symbol "ZGYHU" beginning today, February 13, 2020. Each unit consists of one Class A ordinary share, one-half of one warrant, each whole warrant entitling the holder to purchase one Class A ordinary share, and one right to receive one-tenth of one Class A ordinary share upon the consummation of the Company's initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares, warrants and rights are expected to be listed on NASDAQ under the symbols "ZGYH," "ZGYHW," and "ZGYHR," respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The underwriters have been granted a 45-day option to purchase up to an additional 900,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on February 18, 2020, subject to customary closing conditions.

Maxim Group LLC acted as sole book running manager in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 12, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Yunhong International

Yunhong International is a newly incorporated blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although it is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, the Company believes it is particularly well-positioned to capitalize on growing opportunities created by consumer/lifestyle businesses that have their primary operations in Asia (excluding China).

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

MJ Clyburn

TraDigital IR

575 Fifth Avenue, 14th Floor

New York, NY 10017

M: 917-327-6847